Exhibit 99.3

EXECUTIVE SUMMARY September 2012	Eco Ventures Group, Inc. 7432 East State Road 50 Suite 101 Groveland, FL 34736 Tel: (352) 557-4830 Fax: (352) 557-4831 “A diversified renewable energy company”

Eco Ventures Group, Inc. (“EVGI”) is an international family of eco-friendly businesses focused on energy production from renewable resources.

EVGI is nearing completion of its 3.6 million gallon biofuel plant to process biofuels from oil seed crops. At capacity and current market prices, EVGI expects this facility to generate annual revenues of $20.5 million with gross margins of ~31%. EVGI has long-term bio fuel off-take agreements available to it for twice its 3.6M gallon capacity, and it plans to add an additional 5 million gallon plant in 2013. EVGI recently obtained a biofuel manufacturing business usage permit, which will allow the Company to produce ~20 - 50 million gallons of biofuel annually at their current Groveland, Florida facility.

EVGI has also secured a long-term feedstock agreement with an international commodities firm (“the Firm”) with over 50 years of trading experience. The Firm offers RED and RIN compliant products at prices pegged to market and ensures hands-on quality and security control of product; from source to destination. The Firm also controls sufficient feedstock contracts to supply EVGI the maximum volume of feedstock necessary to meet its fuel production schedule. In addition, the Firm will be able supply the Company’s future needs as it continues to expand its production.

EVGI has signed a definitive agreement to acquire Energiepark Süptitz GmbH (“EPS”), a profitable, privately held, German alternative energy corporation.

EPS: EPS is a diversified alternative energy feedstock, transportation, heat & power production company with 50 employees, whose primary business is the production, processing and brokering of alternative energy feedstocks including rapeseed oil, palm oil and wood. It also operates its own oil mills, owns a government subsidized solar plant and has interests in timber transportation.

According to its International Financial Reporting Standards’ audited 2011 financial results, EPS posted $1.33 million in EBITDA on $29 million in revenue. EPS expects to complete its U.S. GAAP audited 2011 financial results next month. For the trailing twelve months ended June 30, EPS generated $41.4 million and an EBITDA of $2.8 million in the same period.

EPS produced approximately 7,200 metric tons (2.1 million gallons) of rapeseed oil in 2011, and plans to more than triple its capacity to approximately 25,000 metric tons (7.2 million gallons) of rapeseed oil produced in 2012. Further, the Firm is capable of reselling an additional 75,000 metric tons (21.5 million gallons) of rapeseed oil annually, with sufficient financing, through contract relationships with producers in Germany and elsewhere in Europe. EPS has recently signed a letter of intent to acquire Green Power Oil Mill. This acquisition will allow EPS to produce and process all of the rapeseed oil sold without the need for outsourcing, thus cutting SG&E costs by over $1.3M per 50,000 metric tons processed.

Synergy: EVGI’s business model includes constructing a 25 million gallon Advanced Biofuel facility at the EPS headquarters using licensed technology. This will allow the Company to blend its high-grade rapeseed oil with lower grade feedstocks to increase gross margins, reduce SG&E expenses and produce top quality ASTM biofuel.
Terms: EVGI has a definitive agreement to purchase 75% of EPS, with an option to acquire the remaining 25%. The newly combined Company will consist of two divisions - a European division (EPS) and a U.S. division (EVGI).
Biofuel Market Demand: U.S. demand for biofuel far outstrips availability due to a lack of reliable, economically priced feedstocks.  Further, record high corn prices are forcing much of the U.S. ethanol market to close down. U.S. Federal Renewable Fuel Standards require biofuel production of one billion gallons of biofuel in 2012 – while the U.S. DOE reports U.S. biofuel production is currently 700M to 800M gallons per year.
Competitive Advantages: Biofuel – used to blend biodiesel -- is essentially a commodity. Demand is potentially unlimited as oil prices rise. The challenge: a.) Obtaining reliable feedstock supply at cost effective prices b.) Deploying next generation biofuel technology to produce ASTM quality biofuel cost at strong gross margins and ROI. With its EPS acquisition, EVGI expects to outperform competitors with its guaranteed feedstock supply, locked-in below-market pricing, and proprietary, processing plant technology.

Seasoned Management Team: Management is comprised of seasoned professionals with long-standing relationships in the biofuel industry and Wall Street alike. Senior management has 150+ years of experience ranging from the securities market and billion dollar international operations to biofuel production and management.

Growth Through Acquisition: EVGI is pursuing growth through acquisitions offering immediate accretive value and longer term strategic positioning in attractive sectors. These projections assume the completion of the targeted acquisition of EPS and proforma:

Historic and Forecast Income Statment
US dollars					July 2011-
Year (31 December)	2011	2012	2013	2014	June 12
	Actual	Estimate	Estimate	Estimate	Actual

Revenue
Sale of Goods	$28,015,835	$58,389,039	$108,071,029	$200,785,110	$41,355,531
EBITDA	227,460	6,064,910	17,103,584	36,733,213	1,867,180

This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.
The Private Securities Litigation Reform Act of 1995 (the "PSLRA") provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.